Delisting Determination, The Nasdaq Stock Market, LLC, September 6, 2024. QIWI plc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of QIWI plc, effective at the opening of the trading session on September 16, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5101 and IM-5101-1. The Company securities were halted on February 28, 2022.
The Company was notified of the Staff determination on March 15, 2023.
On March 21, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On June 6, 2023, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones.
On June 26, 2024, based on the Company failure to meet the terms of the extended Decision, the Panel determined to delist the Company.
The Company securities were suspended on July 9, 2024.
The Company did not appeal the delist decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on August 12, 2024.